Distributorship Agreement

This Distributorship  agreement (hereinafter referred to as the “Agreement”) shall be made and entered into on  February 17,  2010 by and between TENGA  Co., Ltd. (hereinafter referred to as the “Seller”),  NID Bldg. 3F, 1-29-3 , Honcho, Nakano-ku, Tokyo, Japan 164-0012, and OneUp Innovations, Inc.   (hereinafter referred to as the “ Distributor”), 2745 Bankers Industrial Drive, Atlanta, GA 30360, U.S.A.

The Seller and Distributor desire to sell, market, promote and distribute the products of the Seller in the defined territory consisting of the United States of America; thus, the parties hereto enter into an exclusive Distributor agreement according to the terms and conditions stipulated herein.

1. This Agreement is effective for three (3) years commencing from the day of the Agreement through February 17th, 2013.

2. This Agreement shall be renewed and extended for an additional one (1) year term upon consultation and acceptance by and between both parties.

3. Prices

Unit prices are EXW Tokyo.   Purchase   prices of the products shall be determined by mutual consent in writing under the pricing schedule provided to Distributor by Seller.

4. Minimum Purchase Amount

The Distributor will use its best efforts to sell and promote sellers complete product line in defined territory.  Distributor agrees to purchase an estimated minimum amount in the first year within a range of 200,000,000 Yen to 300,000,000 Yen

The second year estimated annual purchase amount will be within a range of 400,000,000 Yen to 600,000,000 Yen

Estimated annual target for the third year will be 900,000,000 to 1,000,000,000 Yen

5. Method of payment

The Distributor will wire 100% of order total in Japanese Yen immediately upon notification of readiness of shipment.

6. Delivery

Delivery of the products at distributor’s warehouse will be within seventy (70) days after the Seller confirms the purchase order.

7. The Distributor shall purchase product liability insurance with coverage against personal and property damage in an amount of 2,000,000 US dollars or more and immediately provide the Seller with a copy of the policy attesting to its purchase; the policy must include the Seller as an additional insured party. However seller shall indemnify and hold harmless the distributor for any and all claims associated with any product liability claims including but not limited to personal or property damage due to negligence of seller which is out of the control of distributor.

9. The trademarks used on the products, patents, and all intellectual property rights pertaining to sales promotion of the products (hereinafter referred to as “intellectual property rights”) are all exclusive properties of the Seller; the Distributor will not practically or legally object to the ownership of the rights;

10. The Seller retains all proprietary rights pertaining to http://www.tenga-(country).com ; the Distributor is authorized to use the URL only for the term of the Agreement.

11. The Distributor will discontinue the use of http://www.tenga-(country).com after expiration of the Agreement.

12. The Distributor must not, without written approval from the Seller, manufacture or sell cloned or copied products.

13. Termination of the Agreement

The Seller and/or the Distributor may, with thirty (30) days notice, terminate this Agreement in the event either party fails to fulfill the conditions stated in this agreement.

14. Seller hereby warrants that all goods shipped by Seller to Distributor will be in full compliance with all U.S. laws and regulations. Furthermore Seller recognizes that it is solely the responsibility of the Seller to research and maintain compliance of the entire offering produced by Seller.

15. Warranty Statement

The Sellers products are guaranteed to be free from defects in material and/or workmanship and to perform as advertised when properly used, and maintained in accordance with written instructions. Should any part(s) prove defective within one year from date of purchase, Seller will replace defective products F.O.B. distributors factory, or branch, without charge on the next scheduled shipment from Seller, and/or provide a credit on the next invoice for the returned products provided the defective part(s) is returned to Distributors factory and if requested returned freight pre-paid by Seller to location of Sellers choice.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement on the day and year above written, affixing their signatures thereto and retaining one each.

TENGA Co, Ltd.	OneUp Innovations, Inc.

Name: Tsutomu Matsuura	Name: Michael Kane

Signature: /s/ TsutomuMatsuura	Signature: /s/ Michael Kane

Title: President	Title: Business Development

Date: February 17th, 2010	Date: February 17th, 2010